CLEAR CHOICE FINANCIAL, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted July 27, 2006

1.	INTRODUCTION

This Code of Business Conduct and Ethics (“Code”) has been adopted by the Board of Directors of Clear Choice Financial, Inc. (the “Company”) and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent the Company’s policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government and the public, including the Company’s shareholders. All of the Company’s employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior.

Even well intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved. For Company personnel, such consequences may result in corrective and/or disciplinary action, which may include termination of employment or service and/or dismissal and removal from office. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 15 of this Code.

2.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company is strongly committed to conducting its business affairs with honesty and integrity and in full compliance with all laws, rules and regulations in the cities and states in which we operate. No employee, officer or director of the Company shall commit an illegal or unethical act or instruct others to do so, for any reason.

If you believe that any practice raises questions as to compliance with this Code or applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact the Company’s Chief Executive Officer.

3.	TRADING ON INSIDE INFORMATION

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult your supervisor or the Company’s Chief Executive Officer.

4.	PROTECTION OF CONFIDENTIAL PROPRIETARY INFORMATION

Confidential proprietary information generated and gathered in our business is a valuable Company asset.

Protecting this information plays a vital role in the Company’s continued growth and ability to compete, and all confidential proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Confidential proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company or its customers or suppliers if disclosed. Confidential information also includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected. It also includes information received from third parties, such as suppliers and customers, and entrusted to us on a confidential basis.

Unauthorized use or distribution of confidential or proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary and confidential information in your possession upon leaving the Company.

5.	CONFLICTS OF INTEREST

The Company’s employees, officers and directors have an obligation to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position at the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations which may constitute a conflict of interest:

•	working, in any capacity, for a competitor, customer or supplier while employed by the Company;

•	accepting gifts of more than modest value or receiving personal discounts or other benefits as a result of your position at the Company from a competitor, customer or supplier;

•	competing with the Company for the purchase or sale of property, services or other interests;

•	having an interest in a transaction involving the Company, a customer or supplier (not including routine investments in publicly traded companies);

•
receiving a loan or guarantee of an obligation as a result of your position with the Company, other than permitted loans or guarantees by the Company that are properly documented and made pursuant to established policies; and

•	directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. Employees should report actions that may involve a conflict of interest to their supervisor or the Company’s Chief Executive Officer.

In order to avoid conflicts of interests, all senior officers and directors must disclose to the Company’s Chief Executive Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Company’s Chief Executive Officer shall notify the Board of Directors of any such disclosure. Conflicts of interests involving the Company’s Chief Executive Officer shall be disclosed to the Company’s Board of Directors. Employees, officers and directors who knowingly fail to disclose conflicts of interest are subject to disciplinary action, including dismissal or removal from office.

6.	PROTECTION AND PROPER USE OF COMPANY ASSETS

Protecting Company assets against loss, theft or other misuse are the responsibility of every employee, officer and director. Loss, theft, misuse and waste of Company assets directly impact our profitability. Any such loss, misuse, waste or suspected theft should be reported to a manager/supervisor or the Company’s Chief Executive Officer. The sole purpose of the Company’s equipment, inventory and supplies is the conduct of our business. They may only be used for Company business consistent with Company guidelines, though incidental personal use may be permitted.

7.	CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves business opportunities that arise or are discovered through the use of corporate property, information or position. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Competing with the Company may involve engaging in the same line of business as the Company or any situation where the employee, officer or director takes away from Company opportunities for sales or purchases of products, services or interests. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

8.	FAIR DEALING

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, shareholders, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No payment in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of the Company’s business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

Practices that are acceptable in commercial business environments may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Company’s Chief Executive Officer.

The Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Company’s Chief Executive Officer before taking any action.

9.	QUALITY OF PUBLIC DISCLOSURES

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the financial condition and results of operations of the Company. The Company’s Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company with the Securities and Exchange Commission. For purposes of this Code, “senior financial officers” means the Company’s principal financial officer, the Company’s principal accounting officer or controller and other persons performing similar functions for the Company. Accordingly it is the responsibility of the Company’s Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Audit Committee of the Board of Directors any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities.

The Company’s Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee or the Board of Directors any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

The Company’s Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

10.	COMPLIANCE WITH ANTITRUST LAWS

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers. Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions, consult the Company’s Chief Executive Officer.

11.	POLITICAL CONTRIBUTIONS AND ACTIVITIES

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with the Company’s policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

12.	ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.

13.	EQUAL OPPORTUNITY, NON-DISCRIMINATION AND FAIR EMPLOYMENT

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age. The Company’s policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated.

14.	REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Situations which may involve a violation of ethics, laws or this Code may not always be clear and may require difficult judgment. Employees are encouraged to discuss any questions they may have with supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation.

Employees should promptly report any concerns about violations of laws, rules, regulations or this Code to the Company’s Chief Executive Officer, or, in the case of accounting, disclosures, internal accounting controls or auditing matters, the Audit Committee or the Board of Directors. If concerns or complaints require confidentiality, including keeping an identity anonymous, we will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.

The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behavior.

15.	COMPLIANCE PROCEDURES

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Company’s Chief Executive Officer will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board of Directors, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee or the Board of Directors, and the Company will devote the necessary resources to enable the Company’s Chief Executive Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Company’s Chief Executive Officer.

16.	WAIVERS AND AMENDMENTS

Any waivers of the provisions in this Code for the Company’s executive officers, senior financial officers or directors may be granted only by the Board of Directors and will be promptly disclosed as required by applicable law and regulations. Any waivers of this Code for other employees may be granted only by the Company’s Chief Executive Officer and must be in writing to be effective. Amendments to this Code must be approved by the Board of Directors, and amendments of the provisions in this Code applicable to the Company’s Chief Executive Officer and senior financial officers also will be promptly disclosed as required by applicable law and regulations.

17.	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read this Clear Choice Financial, Inc. Code of Business Conduct and Ethics. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I agree to comply with the Code.

If I have questions concerning the meaning of application of the Code, any Company policies or procedures, or the legal and regulatory requirements applicable to my job, I know that I can consult with the Company’s Chief Executive Officer or any member of the Company’s Audit Committee, knowing that my questions or reports to these sources will be maintained in confidence.

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Please sign and return this form to the Human Resources Department.